Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Ribapharm Inc.

at

$5.60 Net Per Share

by
Rx Acquisition Corporation
a wholly owned subsidiary of
ICN Pharmaceuticals, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, JULY 8, 2003, UNLESS THE OFFER IS EXTENDED.
June 10, 2003
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       We have been appointed by ICN Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to act as Dealer Manager in connection with the offer by Rx Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent, to purchase all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Ribapharm Inc., a Delaware corporation (the “Company”), other than Shares owned by Parent or its subsidiaries, at a purchase price of $5.60 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 2003 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

       Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

       The Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Offer to Purchase) being satisfied, meaning that the Company’s stockholders (other than (a) Parent, its subsidiaries, officers and directors and (b) the officers and directors of the Company) have validly tendered and not withdrawn a majority of the outstanding Shares owned by them as of the date the Shares are accepted for payment pursuant to the Offer and (2) the 90% Condition (as defined in the Offer to Purchase) being satisfied, meaning there being validly tendered and not withdrawn a sufficient number of Shares such that upon acceptance for payment and payment for the tendered Shares pursuant to the Offer, Parent will, directly or indirectly through Purchaser, own a number of Shares representing at least 90% of the Shares on a fully diluted basis (as defined in the “Introduction” of the Offer to Purchase). See “The Offer — Section 11. Conditions to the Offer” of the Offer to Purchase. The Minimum Condition is not waivable.

       Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

       1.     Offer to Purchase;

       2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

       3.     Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

       4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

       5.     A return envelope addressed to American Stock Transfer & Trust Company, as Depositary; and

       6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

       In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

       If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in “The Offer — Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

       Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

       Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

       WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 8, 2003, UNLESS THE OFFER IS EXTENDED.

       Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Goldman, Sachs & Co.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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